Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amendment No. 1 to the Registration Statement on Form F-1 of Starbox Group Holding Ltd., of our report dated January 18, 2023, with respect to the consolidated balance sheet of Starbox Group Holding Ltd., and its subsidiaries as of September 30, 2022, and the related consolidated statement of income, changes in equity and cash flows for the year ended September 30, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

YCM CPA, Inc. (PCAOB ID 6781)
Irvine, California
March 1, 2023